Exhibit 99.1

Pacific Energy Development Signs Acquisition Agreement with Dome Energy AB

Acquisition to Strengthen and Position the Company for Long-Term Success and Growth

Danville, CA, Tuesday, May 26, 2015 – PEDEVCO Corp. d/b/a Pacific Energy Development  (NYSE MKT: PED) (the “Company”) today announced the entry into an Agreement and Plan of Reorganization (“Merger Agreement”) with Dome Energy AB (Ticker: OMX: DOME) whereby the Company will acquire all the US oil and gas assets of Dome.

This transformational business combination with Dome Energy is expected to:

o	Pay off existing senior debt of the Company
o	Lower cost of capital with a 3.75% bank credit facility
o	Provide drilling capital
o	Provide additional capital to buy back Company stock
o	Provide an estimated PV10 of 1P reserves of approximately $280 million
o	Increase production to an estimated 3,300 BOE/D at closing

“We are in an unprecedented time in the energy sector with crude prices falling over 50% since the summer of 2014,” stated Mr. Frank C. Ingriselli, Chairman and Chief Executive Officer of the Company. “Unlike many companies, even with oil at its current price per barrel, we have ample quality drilling inventory that we can develop with estimated IRR’s exceeding 40%.  This acquisition of the Dome Energy assets is a great opportunity, at the right time, to grow and strengthen our position as a company. We have laid the groundwork for access to additional cash flow, production and reserves,” continued Mr. Ingriselli.

“PEDEVCO’s management team acted quickly and decisively to significantly increase the size of the Company and seek to obtain access to cheaper sources of capital that we believe will enable us to not only survive, but thrive as we ride out this cycle.  We have a long runway of proven undeveloped, unconventional, and now with the combination with Dome Energy, low-cost conventional drilling and workover locations, which we plan to organically develop with the goal of achieving 10,000 BOEPD, increasing our asset base, and building shareholder value.  In my 36 years in this industry, identifying synergistic opportunities - and moving swiftly and decisively to capitalize upon them - is what I have seen successful and enduring oil and gas companies do.  This is the path we are following.”

Pursuant to the terms of the Merger Agreement, the PEDEVCO shareholders will have 36% of the combined company, which we believe will be accretive to our shareholders. Unless otherwise agreed upon by the parties, if this merger has not closed by November 19, 2015, either party may terminate the Merger Agreement.

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal asset is its D-J Basin Asset located in the D-J Basin in Colorado. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.  The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the SEC.

Important Information

In connection with the proposed business combination between PEDEVCO Corp. (“PEDEVCO”) and Dome Energy, Inc., a wholly-owned subsidiary of DOME Energy AB (“Dome”), PEDEVCO currently intends to file a registration statement containing a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other document PEDEVCO may file with the SEC in connection with the proposed transaction. Prospective investors are urged to read the registration statement and the proxy statement/prospectus, when filed as it will contain important information. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of PEDEVCO and Dome (as applicable). Prospective investors may obtain free copies of the registration statement and the proxy statement/prospectus, when filed, as well as other filings containing information about PEDEVCO, without charge, at the SEC’s website (www.sec.gov). Copies of PEDEVCO’s SEC filings may also be obtained from PEDEVCO without charge at PEDEVCO’s website (www.pacificenergydevelopment.com) or by directing a request to PEDEVCO at (855) 733-3826. This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Participants in Solicitation

PEDEVCO and its directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding PEDEVCO’s directors and executive officers is available in PEDEVCO’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015 and PEDEVCO Corp.’s definitive proxy statement on Schedule 14A, filed with the SEC on May 16, 2014. Additional information regarding the interests of such potential participants will be included in the registration statement and proxy statement/prospectus to be filed with the SEC by PEDEVCO and Dome in connection with the proposed combination transaction and in other relevant documents filed by PEDEVCO with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Contacts
Bonnie Tang
Pacific Energy Development
1-855-733-3826 ext. 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:

Stonegate, Inc.
Casey Stegman
1-214-987-4121
casey@stonegateinc.com